EXHIBIT 99.1

Kineta Expands Board of Directors with Biotech Industry Leaders Kim Drapkin and Scott Dylla

SEATTLE — (June 28, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today the appointment of Kim Drapkin and Scott Dylla, Ph.D. to its Board of Directors. Ms. Drapkin will join the company’s audit and compensation committees and Dr. Dylla will join the compensation committee.

“Kim and Scott’s extensive strategic, financial and clinical expertise, paired with their proven track records of leading commercial and development-stage biopharmaceutical companies, make them strong additions to our Board of Directors,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “I am looking forward to working closely with them as we enter this exciting time in Kineta’s evolution as a clinical stage public company, creating new opportunities for cancer patients with unmet needs, the company and our shareholders.”

Kim Drapkin has over 25 years of experience working with private and publicly traded biotechnology and pharmaceutical companies, including building and leading finance functions, raising capital, and leading strategic financial planning. Most recently, Ms. Drapkin was the CFO at Jounce Therapeutics, Inc., a position she held since the company’s inception, playing a key role in building Jounce’s financial infrastructure. Prior to joining Jounce, Ms. Drapkin owned a financial consulting firm where she served as the interim CFO for numerous early-stage biotechnology companies. Previously, she was the CFO at EPIX Pharmaceuticals, Inc. and also spent ten years in roles of increasing responsibility within the finance organization at Millennium Pharmaceuticals, Inc. Her career began in the technology and life sciences practice at PriceWaterhouseCoopers LLP. Ms. Drapkin served as a member of Yumanity Therapeutics, Inc.’s board of directors since the completion of the merger of Proteostasis Therapeutics, Inc. and Yumanity, Inc. and previously served on the board of directors of Proteostasis. She currently serves on the board of directors of Acumen Pharmaceuticals, Inc. (Nasdaq: ABOS) and Imugene Limited (ASX: IMU), where she chairs the audit committee at both companies. Ms. Drapkin holds a B.S. in accounting from Babson College.

Scott Dylla, Ph.D. is currently an entrepreneur, investor and advisor of early-stage biotech companies. Dr. Dylla currently serves as the chairman of the board of Chimera Bioengineering and as a board member of 3D Bio Holdings LLC. Previously, Dr. Dylla served as a Vice President of Research and Development at AbbVie Inc. (NYSE: ABBV), functioning also as the Chief Scientific Officer of the Stemcentrx division in South San Francisco, CA until July 2018. He co‐founded Stemcentrx in 2008, growing the company to 160 employees with numerous clinical assets launched by 2016 when the company was acquired by AbbVie for $6.2 billion. Prior to founding Stemcentrx in 2008, Dr. Dylla was one of the first scientists at OncoMed Pharmaceuticals, Inc., where he spearheaded the identification and characterization of solid tumor cancer stem cells (CSC), and led seminal work to identify colorectal CSC and demonstrate their resistance to chemotherapy. Dr. Dylla received his B.S. in Biochemistry & Molecular Biology from the University of Minnesota, Duluth, a Master’s Degree in Molecular Pathobiology from the University of Alabama, Birmingham, and his doctorate in Immunology & Cancer

Biology from the University of Minnesota. Dr. Dylla trained as a postdoctoral scholar at Stanford University with stem cell pioneer, Dr. Irving Weissman, and in 2005 was recognized by the British Council as one of eight outstanding young US‐based researchers in the field of stem cell biology.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement in the third quarter of 2023) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offering completed in April 2023; and those risks set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.